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                                  [LETTERHEAD]

July 15, 1999

Scientific Learning Corporation
1995 University Avenue, Suite 400
Berkeley, CA  94701

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Scientific Learning Corporation (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus"), covering an underwritten public offering of up to 2,300,000 shares of the Company's common stock (collectively, the "Shares").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the shares of Common Stock will be sold by the underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares to be sold by the Company, when sold and issued in accordance with the Registration Statement and related Prospectus, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



By:      /s/ Jeffrey S. Zimman
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         Jeffrey S. Zimman